Exhibit 10.28

                              SEPARATION AGREEMENT
                              --------------------

         Agreement made as of October 13, 1999, between Group Long Distance, Inc., a corporation organized under the laws of the State of Florida (the "Company"), and Gerald M. Dunne, Jr. ("Dunne").

         WHEREAS, Dunne has been employed by the Company as its President and Chief Executive Officer, pursuant to an Employment Agreement effective February 28, 1997 (the "Employment Agreement"); is a member of and Chairman of the Board of Directors of the Company and serves as an officer and director of subsidiaries of the Company; and

         WHEREAS, the Employment Agreement, by its terms, expires on February 27, 2000; and

         WHEREAS, the Company and Dunne wish to terminate the employment relationship and the Employment Agreement, as well as terminate Dunne's service as a director of the Company and as an officer and director of the Company's subsidiaries effective October 13, 1999 (collectively referred to as "Employment")

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Dunne hereby agree as follows:

         1. (a) Dunne's employment with the Company shall terminate effective October 13, 1999. Contemporaneously with the execution of this Separation Agreement, Dunne shall execute the following documents:

                           (i) Resignation as a member of the Board of Directors of the Company.

                           (ii)  Resignation as an officer of the Company.

                           (iii) Resignation as a director of Eastern
                                 Telecommunications Incorporated.

                           (iv)  Resignation as an officer of Eastern
                                 Telecommunications Incorporated.

                           (v) Resignation as an officer and director of all other subsidiaries of the Company.

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                  (b) In connection with the termination of Dunne's Employment,
Dunne shall receive severance compensation consisting of (i) severance pay in the amount of one hundred ninety thousand dollars ($190,000.00), ("Lump Sum Amount"), less all applicable employment withholding tax in an amount not less than thirty percent (30%) of the Lump Sum Amount. The remaining balance of the Lump Sum Amount in the approximate amount of one hundred thirty three thousand dollars ($133,000.00) shall be distributed as follows:

                           (i) the approximate sum of sixty six thousand five
hundred dollars ($66,500.00) shall be retained by GLD and remitted directly to the Internal Revenue Service for credit against any unpaid personal or employment tax obligations, including penalties and interest, for bonuses, salary or other compensation paid by GLD to Dunne in 1997, 1998 and 1999. Such remittance shall be applied to the oldest outstanding tax obligation.

                           (ii) the sum of twenty two thousand one hundred
sixty-five dollars ($22,165.00) of the Lump Sum Amount shall be distributed to Dunne contemporaneously with the execution of this Agreement.

                           (iii) the remaining balance of approximately forty
four thousand three hundred thirty-five dollars ($44,335.00) of the Lump Sum Amount shall be distributed to Dunne when all the conditions set forth below have been fulfilled:

                                    (a) Dunne shall pledge all GLD stock owned
by him as collateral for the payment of any outstanding tax obligation as described above. Dunne shall execute a pledge agreement in the form attached as Exhibit "A"; and

                                    (b) Dunne shall file personal federal income
tax returns for 1997 and 1998. Dunne's personal federal income tax returns shall be executed by Dunne and

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subsequently certified by the tax preparer, who shall forward the returns to the
Internal Revenue Service for filing.

                           (i) Dunne shall cooperate with Company and the
resolution of any claim by the Internal Revenue Service for unpaid taxes as described above.

                           (ii) Dunne shall indemnify Company against any loss
or damage, including costs and attorney's at any level, in connection with damages, penalties or interest imposed by the Internal Revenue Service regarding Dunne's nonpayment of the taxes described above.

                  (c) In the event that all of the Company's securities or assets are sold or acquired during the term of this Separation Agreement, then any payments by the acquirer, or any person or entity on the acquirer's behalf, paid to Dunne or to any person or entity on Dunne's behalf, shall be offset against the funds paid to and due to Dunne under this Separation Agreement. The application of the offset shall not result in Dunne receiving less than the sum of one hundred ninety thousand dollars ($190,000.00) due Dunne under this Separation Agreement. As an example, in the event the acquirer is to pay Dunne in excess of one hundred ninety thousand dollars ($190,000.00), Dunne shall direct the acquirer to pay the sum of one hundred ninety thousand dollars ($190,000.00) to the Company. In the event the acquirer is to pay Dunne less than one hundred ninety thousand dollars ($190,000.00), then Dunne shall direct the acquirer to pay the entire sum it is to pay Dunne to the Company. Dunne agrees to execute any documents necessary to facilitate the acquirers payment of any such funds to the Company.

                  (d) GLD shall provide to Dunne, for the twenty-four (24) month period following the date of the execution of this Severance Agreement by all parties, health insurance substantially similar to those insurance benefits which Dunne is receiving, immediately prior to the date of execution of this Severance Agreement by all parties. Notwithstanding the foregoing, the health

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insurance provided pursuant to this paragraph shall immediately cease in the event GLD ceases doing business.

                  (e) GLD shall pay the September and October, 1999, monthly installments of nine hundred ninety-eight and 54/100 dollars ($998.54) representing lease payments on Dunne's lease with Lexus Financial Services, Account No. 04064282148. GLD shall thereafter pay ten (10) months of the monthly installments of approximately six hundred ($600.00) dollars representing lease payments on Dunne's newly-leased automobile. All payments made by GLD pursuant to this paragraph shall be paid directly to the automobile lessor under their lease with Dunne.

         2. At the sole discretion of GLD, it may offer Dunne specific consulting assignments at the rate of two hundred fifty dollars ($250.00) per hour. All such assignments accepted by Dunne shall be performed by Dunne within a reasonable amount of time. Such assignments will consist of duties commensurate with those duties you have customarily discharged during your term of employment. All assigned work shall be preapproved by GLD, and GLD shall have the right to place a limitation on the total number of hours with respect to a specific assignment. GLD is not required to assign any work to Dunne pursuant to this paragraph.

         3. Dunne waives any and all rights under the Employment Agreement and acknowledges that this Separation Agreement is the sole repository of the terms and conditions of Dunne's Separation from employment by GLD.

         4. Dunne hereby ratifies and confirms all of the terms and conditions of P. 8 Non-competition of the Employment Agreement and acknowledges that the terms of such paragraph are incorporated herein by reference and made a part hereof. The term of the Non-competition shall be extended until the expiration of thirteen (13) months from the date Company pays the last installment of severance pay to Dunne.

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

         5. (a) Dunne shall keep confidential all proprietary and other information concerning the Company and its business, including but not limited to information concerning the Company's customers, vendors and others with whom it transacts business, its methods of operation and other trade secrets, its future plans and strategies, and any financial information concerning the Company (collectively, "Confidential Information"). Dunne agrees that all Confidential Information is the exclusive property of the Company and that Dunne will not remove the originals or make copies of any Confidential Information without the Company's prior written consent. Dunne shall not use Confidential Information for any purposes other than to carry out his obligations under this Agreement and will not divulge Confidential Information to any other person or entity during or after the term of this Agreement without the Company's prior written consent, unless required by law or judicial or other process. The provisions of this Section 13 shall continue to apply to the parties after this Agreement is terminated.

                  (b) Unless Company waives its rights in writing under P. 13 CONFIDENTIALITY of the Employment Agreement, Dunne shall assert the existence of the confidentiality provision of the Employment Agreement and shall not testify until ordered to do so by a court or tribunal of competent jurisdiction.

         6. (a) (i) In consideration of the payments and other undertakings provided for herein, the sufficiency of which is hereby acknowledged, Dunne does hereby fully, finally and unconditionally release and forever discharge, for himself, his personal representatives, successors, heirs and assigns, the Company and its affiliates and their respective employee welfare benefit plans, fiduciaries, trustees, officers, directors, employees and agents from and waives any and all claims Dunne had, now has, or may have against any of them, whether known or unknown, arising from his employment, his separation from employment, or otherwise, under any local, state or federal statute,

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

ordinance or law, or under the common law of the United States or any of the states thereof, concerning any matter or thing whatsoever, which arose from the beginning of time up to and including the date on which this Agreement is fully executed.

                  (ii) For two years after the date all parties have executed this Separation Agreement, the Company shall maintain its director and officer insurance policy with benefits at least equal to the benefits provided under the Company's present director and officer policy, American International Union Fire Insurance Company of Pitts., P.A., policy number 861-41-13 (Directors' and Officers' Policy). For the three year period following the expiration of the initial two year period, so long as it is commercially reasonable, the Company shall use its best efforts to maintain director and officer insurance coverage with benefits at least equal to the benefits provided under the Directors' and Officers' Policy.

                  (b) In consideration of the payments and other undertakings provided for herein, the sufficiency of which is hereby acknowledged, Company does hereby fully, finally and unconditionally release and forever discharge Dunne from and waives any and all claims Company had, now has, or may have against him, whether known or unknown, arising from his employment, his separation from employment, or otherwise, under any local, state or federal statute, ordinance or law, or under the common law of the United States or any of the states thereof, concerning any matter or thing whatsoever, which arose from the beginning of time up to and including the date on which this Agreement is fully executed.

         7. In the event of any dispute between the parties hereto arising out of or relating to this Agreement, such dispute shall be settled by arbitration in Fort Lauderdale, Florida, in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, except that there shall be one arbitrator selected with respect to any such arbitration proceeding. Judgment

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upon the award rendered may be entered in any court having jurisdiction thereof.
Notwithstanding anything to the contrary, if any dispute arises between the parties under P. 2 of this Separation Agreement, the Company shall not be required to arbitrate such dispute or claim, but shall the right to institute judicial proceedings either at law or equity, in any court of competent jurisdiction with respect to such dispute or claim. If such judicial proceedings are instituted, the parties agree that such proceedings shall not be stayed or delayed pending the outcome of any arbitration proceedings hereunder.

         8. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows:

            If to the Company:  Glenn Koach, Executive Vice President
                                Group Long Distance, Inc.
                                1451 West Cypress Creek Road
                                Suite 200
                                Fort Lauderdale, Florida 33309

with copy to:                   Thomas R. Tatum, Esq.
                                Brinkley, McNerney, Morgan, Solomon & Tatum, LLP
                                200 East Las Olas Boulevard
                                Suite 1800
                                Fort Lauderdale, Florida 33301

                  If to Dunne:  Gerald M. Dunne, Jr.
                                1379 NW 100th Drive
                                Coral Springs, FL 33071

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

         9. This Agreement constitutes the entire agreement between the parties hereto with respect to Dunne's employment with, and separation from, the Company, and supersedes and is in

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full substitution for any and all prior understandings or agreements with respect to Dunne's employment with the Company.

         10. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of either party hereto at any time to require the performance by the other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

         11. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Company (except to an affiliate) or by Dunne.

         12. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without giving effect to its choice of law principles).

         13. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         14. In the event of any dispute between the parties arising from this Separation Agreement, the prevailing party shall be entitled to its costs and reasonable attorney's fees, including all appellate levels.


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         IN WITNESS WHEREOF, the Company and Dunne have executed this Agreement as of the date first written above.


                                            GROUP LONG DISTANCE, INC.


/s/ Gerald M. Dunne, Jr.                     By: /s/ Glenn S. Koach
----------------------------------              --------------------------------
GERALD M. DUNNE, JR.

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